Exhibit 3.2

STATE OF DELAWARE

CERTIFICATE OF AMENDMENT TO

CERTIFICATE OF TRUST

Pursuant to Title 12, Section 3810(b) of the Delaware Statutory Trust Act, the undersigned Trust executed the following Certificate of Amendment:

1.	Name of Statutory Trust:	John Hancock Private Credit BDC

2.	The Certificate of Amendment to the Certificate of Trust is hereby amended as follows:

To change the name of the Trust to:
Manulife Private Credit Fund

[set forth amendment(s)]

3.	(Please complete with either upon filing or it may be a future effective date that is within 90 days of the file date) This Certificate of Amendments shall be effective upon filing .

IN WITNESS WHEREOF, the undersigned have executed this Certificate on the 16th day of May, 2023 A.D.

By: /s/ Christopher Sechler
Name: Christopher Sechler
Trustee